Exhibit 4.3

EXHIBIT A-2

[FORM OF 2011 NOTE]

ENCORE CAPITAL GROUP, INC.

7.375% SENIOR SECURED NOTE DUE FEBRUARY 10, 2018

No. [ ]	[Date]
$[ ]	PPN: 292554 A@1

FOR VALUE RECEIVED, the undersigned, ENCORE CAPITAL GROUP, INC. (herein called the “Company”), a company organized and existing under the laws of Delaware, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                    ] DOLLARS (or so much thereof as shall not have been prepaid) on February 10, 2018, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 7.375% per annum from the date hereof, payable at maturity and quarterly, on the 10th day of each February, May, August and November in each year, commencing with the February 10, May 10, August 10 or November 10 next succeeding the date hereof until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the greater of (i) 9.375% and (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate (A) on any overdue payment of interest, and (B) following the occurrence and during the continuance of an Event of Default on the unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of this clause (b), payable at maturity and quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, New York, New York or at such other place as the holder hereof shall designate to the Company in writing as provided in the Agreement referred to below.

This Note is one of a series of senior secured notes (herein called the “Notes”) issued pursuant to an Amended and Restated Senior Secured Note Purchase Agreement, dated as of February 10, 2011 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Agreement”), between the Company, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Agreement, and (ii) made the representation set forth in Section 6.2 of the Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a replacement Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

This Note is secured by, and entitled to the benefits of, the Collateral Documents. Reference is made to the Collateral Documents for the terms and conditions governing the collateral security for the obligations of the Company hereunder.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect, provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

ENCORE CAPITAL GROUP, INC.

By:
Name:
Title: